Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

AMN Healthcare Services, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-117695 on Form S-8 and No. 333-123873 on Form S-3 of AMN Healthcare Services, Inc. of our report dated December 30, 2005, with respect to the consolidated balance sheets of The MHA Group, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2005, which report appears in the Form 8-K of AMN Healthcare Services, Inc. dated January 17, 2006.

/s/ KPMG LLP

San Diego, California

January 16, 2006